Exhibit No. (d)(4)

STRICTLY CONFIDENTIAL

EXECUTION COPY

FORM OF LIMITED GUARANTEE COMMITMENT LETTER

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of March 17, 2013 (this “Limited Guarantee”), by Greenbriar Equity Fund II, L.P., a Delaware limited partnership, Greenbriar Equity Fund II-A, L.P., a Delaware limited partnership, and Greenbriar Co-Investment Partners II, L.P., a Delaware limited partnership (each, a “Guarantor”) and together, the “Guarantors”), in favor of EDAC Technologies Corporation, a Wisconsin corporation (the “Guaranteed Party”).

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among the Guaranteed Party, GB Aero Engine LLC, a Delaware limited liability company (“Parent”), and GB Aero Engine Merger Sub Inc., a Wisconsin corporation (“Merger Sub”), pursuant to which Merger Sub has agreed to (i) commence a tender offer for all of the outstanding Shares (the “Offer”) and (ii) if the Offer is completed on the terms and subject to the conditions set forth in the Merger Agreement, merge with and into the Guaranteed Party (the “Merger”), with the Guaranteed Party surviving the Merger as a wholly-owned subsidiary of the Guarantor. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1. GUARANTEE. To induce the Guaranteed Party to enter into the Merger Agreement, the Guarantors, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, guarantee to the Guaranteed Party, but only up to the Cap (as defined below), on the terms and conditions set forth herein, the due and punctual payment, observance, performance and discharge of (i) any payment obligations relating to or resulting from a breach or violation of any of the provisions of the Merger Agreement by Parent or Merger Sub, and (ii) all costs and expenses (including attorney’s fees and expenses) reasonably incurred by the Guaranteed Party in connection with the enforcement of its rights under the Merger Agreement (collectively, the “Guaranteed Obligations”); provided that in no event shall the Guarantors’ aggregate liability under this Limited Guarantee exceed $141,768,998.81 less (a) the amount of consideration actually paid by Parent or Merger Sub to holders of shares of Company Common Stock in respect of Tendered Shares less (b) the Merger Consideration actually paid by Parent or Merger Sub to holders of shares of Company Common Stock pursuant to Section 3.02(a) of the Merger Agreement, less (c) amounts actually paid to the holders of Company Stock Options or Company Stock Awards, in each case in accordance with Section 3.06 of the Merger Agreement (such amount, the “Cap”), it being understood that in no event shall this Limited Guarantee be enforced without giving effect to the Cap. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Subject to the Cap and the last sentence of Section 3 hereof, each of Guarantors promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind.

Notwithstanding anything to the contrary contained in this Limited Guarantee, the liability of each Guarantor hereunder shall be several, not joint and several, based upon its respective Pro Rata Amount, and no Guarantor shall be liable for any amount hereunder in excess of its Pro Rata Amount of the amount payable by the Guarantors hereunder. The “Pro Rata Amount” for each Guarantor is as set forth below:

Name of Investor	Pro Rata Amount
Greenbriar Equity Fund II, L.P.	$105,495,273.93
Greenbriar Equity Fund II-A, L.P.	$35,165,091.31
Greenbriar Co-Investment Partners II, L.P.	$1,108,633.57

The Guaranteed Party hereby agrees that in no event shall any Guarantor be required to pay any Person under, in respect of, or in connection with this Limited Guarantee, more than the such Guarantor’s Pro Rata Amount (subject to the Cap, as proportionally applied to each Guarantor, based on their relative Pro Rata

Amounts) and that no Guarantor shall have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guarantee, the Merger Agreement or such Guarantor’s Equity Commitment other than as expressly set forth herein or in the Equity Commitment Letter. All payments hereunder shall be made in lawful money of the United States in immediately available funds. Each of the Guarantors promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind.

If Parent or Merger Sub fails to discharge its Guaranteed Obligations when due, the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent or Merger Sub has failed to perform any of its Guaranteed Obligations, take any and all actions available hereunder or under applicable Law to enforce Guarantors’ payment obligations hereunder in respect of such Guaranteed Obligations, subject to the Cap.

In furtherance of the foregoing, each of the Guarantors acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantors for the full amount of Guarantors’ liabilities hereunder in respect of the Guaranteed Obligations (subject to the Cap), regardless of whether action is brought against Parent or the Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.

Each Guarantor acknowledges and agrees that (a) with respect to Parent and Merger Sub, the Guaranteed Party shall have the rights and remedies specified in, and subject to the limitations set forth in, the Merger Agreement and (b) with respect to the Guarantors, the Guaranteed Party shall have the rights and remedies specified in, and subject to the limitations set forth in, this Limited Guarantee.

2. NATURE OF GUARANTEE. Subject to the Cap, this Limited Guarantee is an unconditional guarantee of payment and not merely of collection. Each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement or the Equity Commitments that may be agreed to by Parent or Merger Sub. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect such Guarantor’s obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be returned for any reason whatsoever (other than as set forth in the last sentence of Section 8), each Guarantor shall remain liable hereunder as if such payment had not been made.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of any Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee; provided, however, that nothing contained in this Limited Guarantee is intended to modify or supersede the provisions of the Merger Agreement as between the Guaranteed Party, Parent and Merger Sub. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) any failure or delay on the part of the Guaranteed Party in asserting any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement (other than amendments to the Guaranteed Obligations or any Equity Commitments) made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (c) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the legal existence, structure or ownership of Parent or Merger Sub or any other Person now or hereafter liable with respect to the

Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) without derogating from the Guaranteed Party’s obligations under the penultimate paragraph of Section 1 hereof, any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which such Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (h) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement in accordance with its terms; or (i) any change in the Laws of any jurisdiction.

Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

Each Guarantor hereby unconditionally and irrevocably agrees not to assert any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all the Guaranteed Obligations (subject to the Cap) have been paid in full in immediately available funds. If any amount shall be paid to a Guarantor in violation of the immediately preceding sentence at any time prior to satisfaction in full of all of the Guaranteed Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, or to be held as collateral for the Guaranteed Obligations thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that (i) to the extent any of Parent or Merger Sub’s representations, warranties, covenants or agreements contained in the Merger Agreement are waived by the Guaranteed Party or otherwise satisfied, then each Guarantor shall be similarly relieved of its corresponding Guaranteed Obligations and (ii) Guarantor shall have all defenses to the payment of the Guaranteed Obligations that would be available to Parent or Merger Sub under the Merger Agreement.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise or pursue, and no delay in exercising or pursuing, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder; nor relieve the Guarantors of any liability hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, Merger Sub or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against Guarantor hereunder.

5. REPRESENTATIONS AND WARRANTIES. Each Guarantor hereby represents and warrants as to itself that:

(a) it is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization;

(b) it has all requisite corporate, limited partnership or limited liability company power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee(i) have been duly authorized by all necessary corporate, limited partnership or limited liability company action and (ii) do not and will not (A) result in any breach of or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification, or acceleration of any material obligation or the loss of any material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, permit, franchise, right or license binding on the Guarantor or result in the creation of any lien upon any of its properties, assets or rights, or (B) conflict with or result in any violation of or contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law binding on the Guarantor or any of its property or assets;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(d) this Limited Guarantee constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(e) such Guarantor has uncalled capital commitments equal to or in excess of the amount of its respective Pro Rata Amount and all funds necessary for such Guarantor to fulfill its Guaranteed Obligations under this Limited Guarantee shall be available to such Guarantor (or its permitted assignee pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT. None of the Guarantors nor the Guaranteed Party may assign or delegate their rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the other parties hereto; provided, however, each Guarantor can assign its rights, interests and obligations with respect to the Guaranteed Obligations hereunder, without the prior written consent of the Guaranteed Party, to an Affiliate of such Guarantor to which it has allocated all or a portion of its investment commitment to Parent pursuant to, and in accordance with the terms of, the Equity Commitment Letter to which such Guarantor is a party; provided, further, that no such assignment shall relieve such Guarantor of its obligations hereunder. Any attempted assignment in violation of this Section 6 shall be null and void.

7. NOTICES. All notices and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the third business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices to the Guarantors hereunder shall be delivered as set forth below or to such other address or facsimile number as any of the Guarantors shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement:

if to the Guarantors:

c/o Greenbriar Equity Group LLC

555 Theodore Fremd Avenue, Suite A-201

Rye, NY 10580

Attention: Noah Roy

Facsimile: (914) 925-9693

in each case, with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Andrew Herman

                     Shawn O’Hargan

Facsimile: (212) 446-4900

If to the Guaranteed Party, as provided in the Merger Agreement.

8. CONTINUING GUARANTEE. Subject to the last sentence of Section 3 hereof and unless otherwise terminated in accordance with this Section 8, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantors, their successors and assigns until the complete and indefeasible payment and satisfaction in full of the Guaranteed Obligations (subject to the Cap). Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Effective Time, (ii) receipt in full by the Guaranteed Party or any of its Affiliates of the Guaranteed Obligations, (iii) the termination of the Merger Agreement in accordance with its terms by mutual consent of Parent, Merger Sub and the Company unless, in the case of this clause (iii), the Guaranteed Party has provided written notice to the Guarantors pursuant to Section 7 asserting a claim by the Guaranteed Party prior to such date, in which case the relevant date shall be the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or a final, non-appealable judgment of a Governmental Entity of competent jurisdiction; provided that such claim shall set forth in reasonable detail the basis for such claim and the Guarantor shall not be required to pay any claim not submitted on or before the three month anniversary of such termination of the Merger Agreement. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting each Guarantor’s liability to its Pro Rata Amount of the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, asserts that Guarantor is liable for Guaranteed Obligations in excess of or to a greater extent than the Cap or asserts any theory of liability against Guarantor or any Non-Recourse Party with respect to the transactions contemplated by the Merger Agreement other than liability of (x) any Person to the Guaranteed Party pursuant to any Retained Claims (as hereinafter defined) or (y) Guarantors under this Limited Guarantee (as limited by the provisions of Section 1), then (I) the obligations of Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (II) if a Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments and (III) neither any of the Guarantors nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee.

9. NO RECOURSE. The Guaranteed Party acknowledges and agrees that, as of the date hereof, neither Parent nor Merger Sub has any assets other than their respective rights under the Merger Agreement and the Equity Commitments, and that no additional funds are expected to be contributed to Parent unless and until the Acceptance Time occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith or otherwise, and notwithstanding the fact that the Guarantors may each be a partnership, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that no Person other than the Guarantors and the Guaranteed Party (and their respective successors and permitted assigns) has any rights or obligations hereunder and that no recourse shall be had hereunder or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, representatives or successors or assignees of any Guarantor, or any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate (other than Parent or Merger Sub), member, manager, general or limited partner, representative, successor or assignee of any of the foregoing (such parties (excluding, for the avoidance of doubt, Parent and Merger Sub), each a “Non-Recourse Party”, and collectively the “Non-Recourse Parties”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of the Guaranteed Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for (w) claims by the Guaranteed Party against any of the Guarantors under and to the extent provided in this Limited Guarantee and subject to the Cap (“Retained Guarantee Claims”), (x) claims by the Guaranteed Party against Parent or Merger Sub under and in accordance with the Merger Agreement (“Retained Merger Agreement Claims”), (y) claims by the Guaranteed Party pursuant to its third-party beneficiary rights under the Equity Commitment Letter, including its right to cause the commitments under the Equity Commitment Letter to be funded in accordance with the terms thereof (“Retained ECL Claims”) and (z) claims against Greenbriar Equity Group LLC under the Confidentiality Agreement (“Retained Confidentiality Claims”, and together with Retained Guarantee Claims, Retained Merger Agreement Claims and Retained ECL Claims, “Retained Claims”). Notwithstanding the foregoing, in the event a Guarantor (A) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than such Guarantor’s Pro Rata Amount of the Cap (less amounts paid by such Guarantor under this Limited Guarantee prior to such event), then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be. As used herein, unless otherwise specified, the term “Guarantor” includes such Guarantor’s Successor Entity.

Recourse against a Guarantor solely with respect to the Retained Guarantee Claims and the Retained ECL Claims, against Parent or Merger Sub solely with respect to the Retained Merger Agreement Claims and against Greenbriar Equity Group LLC solely with respect to the Retained Confidentiality Claims shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor, Parent, Merger Sub and all Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or any of the other agreements contemplated thereby, or the transactions contemplated thereby, and such recourse shall be subject to the limitations described herein and therein. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) any rights or remedies against any Person other than Guarantors as expressly set forth herein. Without limiting the foregoing, the Guaranteed Party hereby covenants and agrees that it shall not, and shall cause each of its Subsidiaries and Affiliates not to, and shall make or cause to be made adequate provision such that their respective successors and assignees shall not, directly or indirectly, institute any proceeding or bring any claim arising under, or in connection with, this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby, against the Guarantor or any Non-Recourse Party except for (i) Retained Guarantee Claims brought by the Guaranteed Party against the Guarantors, (ii) Retained Merger Agreement Claims brought by the Guaranteed Party against Parent or Merger Sub, (iii) Retained ECL Claims brought by the Guaranteed Party against the Guarantors and (iv) Retained Confidentiality Claims brought by the Guaranteed Party against Greenbriar Equity Group LLC. The Guaranteed Party acknowledges that Guarantors are agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 9. This Section 9 shall survive the termination of this Limited Guarantee.

10. GOVERNING LAW; JURISDICTION. THIS LIMITED GUARANTEE AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTEE, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW

PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the Federal courts of the United States of America, or to the extent such Court does not have subject matter jurisdiction, the courts of the State of New York in each case located in the City of New York, Borough of Manhattan (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Limited Guarantee and of the documents referred to in this Limited Guarantee, and in respect of the transactions contemplated hereby, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Limited Guarantee or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding (i) in the case of Guarantors or the undersigned, to the address set forth above and (ii) in the case of the Guaranteed Party, to the address set forth in the Merger Agreement or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE, OR THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTEE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

12. COUNTERPARTS. This Limited Guarantee may be executed in one or more counterparts (including by facsimile or electronic transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13. MISCELLANEOUS.

(a) This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantors or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantors in writing.

(b) Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof (subject to the last paragraph of Section 1) and to the provisions of Sections 8 and 9 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

(c) Except for the provisions of this Limited Guarantee which reference Non-Recourse Parties (each of which shall be for the benefit of and enforceable by each Non-Recourse Party), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(d) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(e) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantors have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GREENBRIAR EQUITY FUND II, L.P.

By:	Greenbriar Equity Capital II, L.P.
Its:	General Partner

By:	Greenbriar Holdings II, LLC
Its:	General Partner

By:	/s/ Reginald L. Jones, III

Name: Reginald L. Jones, III
Title: Member

GREENBRIAR EQUITY FUND II-A, L.P.

By:	Greenbriar Equity Capital II, L.P.
Its:	General Partner

By:	Greenbriar Holdings II, LLC
Its:	General Partner

By:	/s/ Reginald L. Jones, III

Name:	Reginald L. Jones, III
Title:	Member

GREENBRIAR CO-INVESTMENT PARTNERS II, L.P.

By:	Greenbriar Holdings II, LLC
Its:	General Partner

By:	/s/ Reginald L. Jones, III

Name: Reginald L. Jones, III
Title: Member

[Signature page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

EDAC TECHNOLOGIES CORPORATION

By:	/s/ Dominick A. Pagano

Name:	Dominick A. Pagano
Title:	President and CEO

[Signature page to Limited Guarantee]